Exhibit 10.1

Form of Release
WHEREAS, the Duncan Price's (“Executive”) employment has been terminated in accordance with Employment Contract (the “Agreement”) dated as of May 26th, 2011 between the Executive and Cliffs Asia Pacific Iron Ore Management Pty Ltd.; and
WHEREAS, the Executive is required to sign this Release in order to receive the Severance Compensation (as such term is defined in the Agreement) and other benefits or amounts by the Executive provided under the Agreement, to the extent representing new or additional amounts and/or rights.
NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:
1.This Release and non-solicitation agreement is effective on the date hereof and will continue in effect as provided herein.
2.In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Agreement (other than redundancy pay or severance pay and benefits under any other severance plan, policy, program or arrangement sponsored by Cliffs Natural Resources Inc.), the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cliffs Natural Resources Inc., its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (together, and each separately the “Company”) from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(a)
any and all claims arising out of or relating to the Executive's employment by or service with the Company and his termination from the Company other than any claims arising under Clause 16 of the Agreement or under any employee benefit programs or executive compensation programs not specifically addressed in the Agreement;

(b)
any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof and the Equal Opportunity Act, WA; the Sex Discrimination Act (Cth), the Disability Discrimination Act (Cth), the Age Discrimination Act (Cth), the Racial Discrimination Act (Cth) and the general protections under the Fair Work Act (Cth); and

(c)	any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

3.
Non-Solicitation. Executive agrees that, during his period of employment and the period beginning on September 11th, 2012 (“Termination Date”) and ending twenty-four (24) months following Termination Date, Employee (i) shall not directly or indirectly contact, approach or solicit for the purpose of offering employment to or actually hire any person employed by the Company, or its affiliates (or who was employed by the Company, or its affiliates during the six (6) month period immediately prior to such solicitation or hire), without the prior written consent of the Company; provided, however, that this shall not preclude Employee from soliciting for employment (but shall, for the avoidance of doubt, prohibit hiring) any such person who responds to a general solicitation through a public medium that is not targeted at such person; and (ii) shall not call on, solicit or service any current or prospective customer, client, vendor or other business relation of the Company, or its affiliates regarding or related to products or services that are then sold or provided by (or that are intended to be sold or provided by) the Company, or its affiliates or are otherwise competitive with any of the Company's or its affiliates' products or services or otherwise induce or attempt to induce any such person into any business relationship which would harm the Company, or its affiliates.

4.The Executive hereby gives up any and all rights or claims to be a class representative or otherwise participate in any class action on behalf of any employee benefit plan of the Company.
5.The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.
6.The Executive further agrees and acknowledges that:
(a)The release provided for herein releases claims to and including the date of this Release;
(b)He has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;
(c)He has been given a period of 21 days, commencing on the day after his termination or Separation from Service, to review and consider the terms of this Release, prior to its execution and that he may use as much of the 21 day period as he desires; and
(d)He may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Vice President Human Resources at the Company. For such revocation to be effective, written notice must be actually received by the Vice President Human Resources at the Company no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Executive otherwise required as a result of the Agreement.
7.The Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.
8.The Executive waives and releases any claim that he has or may have to reemployment after the Termination Date.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:	11 September 2012	/s/ Duncan Price
Executive: Duncan Price

Dated:	11 September 2012	/s/ James Michaud
Witness: James Michaud

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